Exhibit 99.2

Trans World Entertainment Corporation’s Second Quarter 2017 Results Conference Call

PARTICIPANTS

Michael Feurer Trans World Entertainment Corporation - CEO & Director

John N. Anderson Trans World Entertainment Corporation - CFO & Principal Accounting Officer

Scott E. Hoffman Trans World Entertainment Corporation - Chief Merchandising Officer

Michael Hess

William Meyers

Operator

Greetings, and welcome to Trans World Entertainment Corporation’s Second Quarter 2017 Results Conference Call. (Operator Instructions) And as a reminder, this conference is being recorded.

I would now like to turn the conference over to Michael Feurer, CEO. Thank you. Please go ahead.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thank you, Brenda. Good morning. Thank you for joining us as we discuss our second quarter results. On the call with me today are John Anderson, our Chief Financial Officer; and Scott Hoffman, our Chief Merchandising Officer.

Before John reviews our financial results, I’d like to provide highlights from the quarter. Total Trans World revenue for the quarter increased 59%, driven by etailz. The increase in revenue highlights the digital diversification of the company. We continue to focus on the growth potential of etailz, the reinvention and stabilization of the FYE brand and the synergies afforded by the combination of the 2. Through the acquisition of etailz and the onboarding of shared technical, creative, merchandising and marketing talent, we are developing a relevant next-generation, 360-degree consumer model. Sales for the etailz segment were up 48% as compared to the same period last year, an acceleration from the 39% increase during the first quarter. Etailz contributed 42% of total revenue for the company. In our FYE segment, we experienced expanded margins, a 7% decline in inventory per square foot and a double-digit growth in our lifestyle categories. We improved our comp sales result from the first quarter. Comp sales were down 3.6% versus a decline of 9.4% in the first quarter.

However, July sales were impacted by physical media declines and the weak summer box office, both of which will continue as headwinds into the second half of the year.

Now John will take you through financial highlights for the second quarter.

John N. Anderson - Trans World Entertainment Corporation - CFO & Principal Accounting Officer

Thanks, Mike. Good morning, everyone. Comparisons to the prior year for the etailz segment represent consolidated performance of etailz for the 3 calendar months ended July 31, 2016. For the second quarter, our net loss was $5.6 million or $0.15 per diluted share as compared to a net loss of $4.7 million or $0.15 per diluted share in the second quarter of 2016. Total operating loss for the quarter was $5.4 million compared to an operating loss of $4.5 million last year.

The FYE segment recorded an operating loss of $5.5 million. Etailz adjusted operating income, which excludes $646,000 in acquisition-related amortization and compensation expense, was $744,000, a 9% increase as compared to the second quarter of last year. Adjusted EBITDA for the second quarter, as presented in Note 1 of our earnings release, was a loss of $2.3 million as compared to a loss of $2.9 million last year.

Total revenue for the quarter was $102.5 million, an increase of 59% compared to last year. In the FYE segment, revenue declined 8.4%. In the etailz segment, revenue for the second quarter was $43.5 million, a 48% increase as compared to the second quarter last year.

Total gross profit for the quarter was $35.2 million or 34.3% compared to $26.7 million or 41.5% last year. In the FYE segment, the gross margin rate improved to 42.5% compared to 41.5% last year.

Total SG&A expenses for the quarter were $37.2 million or 36.3% of revenue compared to $29.6 million or 46% last year. In the FYE segment, SG&A expenses decreased $1.4 million or 4.6% for the second quarter to $28.2 million. On a rate basis, SG&A expenses in the FYE segment were 47.9% compared to 46% last year. The increase in rate was primarily due to comp sales decline and expenses to support the upgrading of the company’s digital and data capability, including the replatforming of fye.com.

Depreciation and amortization for the quarter was $3.3 million versus $1.6 million last year. The increase is primarily due to the amortization of intangible assets related to the etailz acquisition.

Trans World Entertainment Corporation’s Second Quarter 2017 Results Conference Call

Interest expense decreased to $59,000 for the quarter from $172,000 last year. The reduction in interest expense was due to the amendment of our credit facility executed this past January.

Now let me touch on our results for the first half of the year.

Total revenue for the first half increased 46% to $204.4 million compared to $140.1 million for the same period last year, as $80.5 million of revenue from etailz more than offset a $16.2 million decline in FYE revenue.

Net loss was $2 million or $0.06 per diluted share for the first half compared to a net loss of $4.6 million or $0.15 per diluted share for the same period last year.

During the first half of 2017, the company recorded an $8.7 million gain on insurance proceeds from the company-owned life insurance policies.

Operating loss for the first half was $10.6 million compared to an operating loss of $5.2 million last year. Adjusted EBITDA, a non-GAAP measure, was a loss of $3.4 million for the first half compared to a loss of $2.1 million last year.

Cash and cash equivalents at the end of the second quarter were $14 million compared to $79 million last year. The primary uses of cash were the acquisition and operations of etailz and investments in new and remodeled stores in fiscal 2016.

Inventory, including $26 million from etailz, was $127 million at the end of the second quarter versus $120 million at the end of the second quarter last year. Excluding etailz, inventory per square foot was $67 at the end of the second quarter versus $72 last year, a 7% decline.

We ended the quarter with 269 stores and 1.5 million square feet in operations versus last year’s 290 stores and 1.7 million square feet. Now Scott will take you through our merchandised sales highlights.

Scott E. Hoffman - Trans World Entertainment Corporation - Chief Merchandising Officer

Thanks, John. Good morning.

Comparable sales for the FYE segment were down 3.6% versus last year for the quarter. As Mike mentioned, although still negative, our comp sales trend did improve from the first quarter. In our lifestyle categories, comp sales increased 19% for the quarter. We are focused on identifying, creating and delivering merchandise that differentiates our customer experience and brand. These categories represented 37% of our business for the quarter compared to 29% last year. For the quarter, electronics comp sales increased 13%.

Electronics represented 11% of our business for the quarter compared to 9% last year.

Media category sales declined 17% for the quarter and represented 52% of our business compared to 62% last year. As mentioned, etailz sales were up 48% for the quarter. The combination of etailz technology and FYE’s relationships are now adding incremental dollars, which we expect to accelerate in the second half of the year.

Now I’ll turn it back over to Mike.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thank, Scott. To achieve our overall growth, we must combine the best of physical and digital experiences in new ways that matter to the customer.

Trans World is improving the shopping experience and reach through the following: Upgrading our digital foundation to provide our customers with a frictionless shopping experience, collaborating with entertainment partners to offer our customers experience with a sense of community, investing in technology and talent to drive sales using smart data and predictive analytics and immersing into the vibrant digital marketplace.

We’re embracing the direction of the new American consumer model and aggressively repositioning the organization to better serve our customers and partners. Through etailz and the ongoing transformation of the FYE segment, we will maximize the tools and capabilities we’ve constructed, acquired and are developing to create a next-generation, 360-degree consumer model.

Trans World Entertainment Corporation’s Second Quarter 2017 Results Conference Call

Now I’d like to open the call to questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of William Meyers with Miller Asset Management.

William Meyers

I’m taking that you’re not breaking out video and music separately anymore, but could you just give a little bit of color on how video did versus music?

John Anderson - Trans World Entertainment Corporation - CFO

Yes. During the quarter, the video business was down 15%, where the music business was down 19%. So since they had similar results, we just look at those as a combined category at this point.

William Meyers

Okay. And would you say this is normal for this situation we’re in? Or was it -- was there anything in particular that either growth, sales or comp sales to decline more than usual?

Scott E. Hoffman - Trans World Entertainment Corporation - Chief Merchandising Officer

This is Scott. It was fairly normal, in terms of this year, last year, what we were up against and what the release calendar.

John Anderson - Trans World Entertainment Corporation – CFO

It was a slight improvement from the first quarter. In music, in the first quarter, we were down 21%, and video, we were down 17%.

Operator

(Operator Instructions) We have more questions coming through now. Our next question is from Michael Hess with Hess Investments.

Michael Hess

I wanted to ask if you guys are considering doing any kind of stock buyback or something like that with your excess cash. Seems like the stocks have been down quite a bit since the etailz acquisition.

John Anderson - Trans World Entertainment Corporation - CFO

We reported a cash balance of $14 million at the end of the quarter. We do have some restrictions in our credit agreement where if we’re borrowing at any time during a 6-month period, we’d be prohibited from doing any type of dividend or stock buyback.

Operator

(Operator Instructions) And it seems that we have no further questions. I would like to turn the floor back to management for any closing comments.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Okay. Thank you, Brenda. I would like to thank you for your time today. We look forward to talking to you about our third quarter 2017 results in November. Thanks.

Operator

This concludes today’s conference. You may disconnect your lines at this time. And thank you for your participation.